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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G/A

                               (Amendment No. 1)*

                  Under the Securities Exchange Act of 1934


                     Riverwood International Corporation
------------------------------------------------------------------------------
                               (Name of Issuer)


                        Common Stock, $0.01 Par Value
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  769507 10 4
                             --------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Schuller Corporation
      84 - 0856796
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

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 3    SEC USE ONLY


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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

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                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -----------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0
          OWNED BY
                               -----------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              -----------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0
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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     0

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /  /

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                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0%
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12    TYPE OF REPORTING PERSON*

                                     CO
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Item 1 (a).     Name of Issuer:

                RIVERWOOD INTERNATIONAL CORPORATION

Item 1 (b).     Address of Issuer's Principal Executive Offices.

                3350 Cumberland Circle, Suite 1600
                Atlanta, Georgia 30339

Item 2 (a).     Name of Person Filing.

                SCHULLER CORPORATION

       (b).     Address of Principal Business Office.

                717 17th Street
                Denver, Colorado 80202

       (c).     Citizenship.

                Delaware

       (d).     Title of Class of Securities.

                Common Stock, $0.01 Par Value

       (e).     CUSIP Number

                769507 10 4

Item 3.         Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b).

                Not Applicable


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Item 4.         Ownership.

                The reporting person disposed of its shares of common stock of the issuer on March 27, 1996.

       (a).     0

       (b).     0%

       (c).  (i)   0
            (ii)   0
           (iii)   0
            (iv)   0

Item 5.         Ownership of Five Percent or Less of a Class.

                This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities listed in Item 2(d).

Item 6.         Ownership of More Than Five Percent on Behalf of Another
                Person.

                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.

                Not Applicable

Item 9.         Notice of Dissolution of Group.

                Not Applicable

Item 10.        Certification.

                Not Applicable



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                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 10, 1995
                                                ------------------------------
                                                Date

                                                Richard B. Von Wald
                                                ------------------------------
                                                Signature

                                                Executive Vice President,
                                                General Counsel and Secretary
                                                ------------------------------
                                                Name/Title



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